Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of August 2012, by and among ContinuityX Solutions, Inc.., with an address at 610 State Route 116, Metamora, Il 61548 (the “Company”), BAW Holdings Corp., a New York corporation, with an address at 100 Quentin Roosevelt Blvd, Garden City, NY 11530 (the “BAW”) and Brian A. Wasserman (“Wasserman” together with BAW “Consultant”).

WITNESSETH:

In consideration of the agreements, provisions, promises and covenants contained herein, and for other consideration as hereinafter described, the parties hereto agree as follows:

1. Retention. The Company hereby retains the Consultant, and the Consultant hereby accepts such retention by the Company, for the Term (as hereinafter defined), in accordance with the terms and conditions hereinafter set forth.

2. Term of Retention. Unless earlier terminated as hereinafter provided, the term of the Consultant's retention under this Agreement (the “Term”) shall be for a period of three (3) years, commencing August 16, 2012, and ending August 15, 2015. In the event that the Consultant continues in the retention of the Company after the end of the Term, then unless otherwise agreed to by the Consultant and the Company in writing, the Consultant's continued retention by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by either party at will. It is expressly understood and agreed that the Company does not now have, nor hereafter shall have, any obligation to continue the Consultant in its retention after the Term ends, and that the Consultant does not now have, nor hereafter shall have, any obligation to continue its retention by the Company after the Terms ends.

3. Duties.

(a) The Consultant shall be retained to provide services inclusive of the services listed on Exhibit A attached hereto (collectively the “Services”).

(b) The BAW shall arrange for Wasserman to perform the Services provided for this Agreement. No one else other than Wasserman shall perform Services without the Company's prior written consent.

(c) Consultant shall devote such time to the affairs of the Company as is necessary to render the Services contemplated by this Agreement in a professional and workmanlike manner and to fulfill the statutory and fiduciary duties of the Chief Financial Officer of the Company. Consultant agrees to make itself available to the officers and the board of directors (the “Board”) of the Company, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of participating in telephone conferences with the officers  and Board of the Company and advising the Company in the preparation of any reports, products or licenses, and/or other material and documentation (“Documentation”) as shall be necessary, in the reasonable opinion of the Company's management and Board.

(d) In the performance of Services, Consultant will (i) assist and support the Company’s compliance with the requirements of the Securities Exchange Act of 1934, as amended, Securities Act of 1933, as amended, the Sarbanes Oxley Act of 2002 (the “SOA”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (including Section 404 of the SOA related to internal controls and Sections 302 and 906 of the SOA related to certifications) and any other applicable Federal or state securities law, and act in a manner consistent with regards thereto, and (ii) not cause the Company to violate, any statue or regulation or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to the Company and its subsidiaries and affiliates.

(e) The Company and Consultant understand and agree that Consultant is currently actively engaged with other ventures and that Consultant's efforts in connection with these other ventures hereunder shall not interfere with its obligations to the Company.

4. Independent Contractor Status.

(a) The Consultant's engagement hereunder shall be as an independent contractor, rather than as an employee of the Company, and the Consultant shall not be entitled to any benefits available to employees of the Company. Nothing contained herein shall be interpreted or construed as creating or establishing the relationship of employer-employee between the Company and the Consultant. The Consultant acknowledges that it will be solely responsible for any federal, state or local income or self employment taxes arising with respect to its fees hereunder, and the Company shall not be obligated to withhold or pay any payroll taxes of any kind with regard to Consultant. The Consultant also acknowledges that it has no state law workers' compensation rights with respect to its services under this Agreement.

(b) The Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind the Company. Without limiting the foregoing, Consultant shall not enter into any contract or commitment on behalf of the Company without the Company's prior written consent.

 5. Compensation. In consideration for the Services to be performed by Consultant for the Company, the Company agrees that the Consultant shall be entitled to compensation as follows:

(a) Cash Compensation for Services. Consultant shall receive the sum of Ten Thousand Dollars ($10,500) per month payable within five (5) business days of the beginning of each month, provided, however, that no cash compensation shall be payable if the Agreement is terminated pursuant to Section 7.

(b) Option Compensation for Services.

(i)            Upon execution of this Agreement, the Company will issue to BAW an option (the “Option”), in the form of Exhibit B to this Agreement, to purchase 2,720,000 shares of the outstanding shares of the Company's common stock (the “Option Shares”) at an exercise price of $ 0.183 per share, exercisable in whole or in part for five (5) years from the vesting date. The option shall vest as follows:

- 1/6 on August 16, 2012
- 1/6 on December 31, 2012
- 1/6 on June 30, 2013
- 1/6 on December 31, 2013
- 1/6 on June 30, 2014
- 1/6 on December 31, 2014

6. Expenses of Consultant. It is expressly understood that each party shall be responsible for its own nominal and reasonable out-of-pocket expenses. Upon the Company's receipt of appropriate documentation, Consultant shall be reimbursed for all reasonable out-of-pocket expenses that have been pre-approved in writing by the Company.

7. Termination for Cause.

(a) In addition to any other rights or remedies available to the Company pursuant to this Agreement, the Company may terminate this Agreement for “Cause”, which shall be defined as: (i) willful misconduct in the performance of Consultant's duties, (ii) fraud, embezzlement, dishonesty or theft by Consultant in connection with the performance of the Services, (iii) Consultant's conviction of, or plea of nolo contendere to, a felony or an act of moral turpitude, (iv) breach by Consultant of any material term(s) of this Agreement, or any representation or warranty of this Agreement if not cured after Notification, as provided in Section 7(b) below, (v) Consultant's insolvency or filing of a petition under the federal bankruptcy laws, or (vi) any assignment by Consultant of this Agreement to a third party. Any termination of this Agreement shall act as notice of non-renewal.

(b) The Company will, upon breach by Consultant of any terms or provisions of this Agreement, notify Consultant in writing of such breach (the “Notification”). If the Consultant fails to cure the breach within ten (10) days of Notification, this Agreement will be deemed terminated as of the Notification date.

8. Termination UponDeath of Wasserman. In the event of the death of Wasserman during the Term, this Agreement shall terminate effective immediately, provided however, that the Company shall pay to Consultant the Cash Compensation payable pursuant to Section 5(a), pro rated through the effective date of termination.

9. Termination for Disability. If as a result of incapacity due to physical or mental illness or injury, Wasserman shall have been absent from his duties preventing him from performing the Services hereunder for ninety (90) consecutive days, the Company shall be entitled to terminate this Agreement. Thirty (30) days after giving written notice (which may occur before or after the end of such ninety (90) day period, but which shall not be effective earlier than the last day of such ninety (90) day period), the Company may terminate this Agreement, provided Wasserman is unable to resume his performance of the Services at the conclusion of such notice period. In the event this Agreement is terminated as a result of Wasserman's disability, Consultant shall receive from the Company the Cash Compensation payable pursuant to Section 5(a), pro rated through the effective date of termination.

10. Representations, Warranties and Covenants; SEC and Legal Compliance.

(a) Safeguard Information and Materials. Consultant acknowledges that by the very nature of its relationship with the Company, it will, from time to time, have knowledge of or access to material non-public information. “Non-public information” is information marked as “confidential” or otherwise denoted as such, or which is information any person using reasonable judgment would conclude as being “non-public” or confidential information. Consultant hereby agrees and covenants that it will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its Services under this Agreement.

(b) Conflict With Other Agreements. Both parties acknowledge that the execution, delivery and performance of this Agreement, in the time and manner herein specified, and specifically with regard to the acknowledgment described in Section 3(d), will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which the Consultant is a party or by which either entity may be bound.

(c) Compliance. Consultant is, and during the term hereof, will be, in compliance with all applicable laws and regulations.

(d) Authorization. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

(e) Qualifications. Consultant represents and warrants to the Company that (i) it has the experience and ability as may be necessary to perform all the required Services with a high standard of qualify, and (ii) all Services will be performed in a workmanlike and professional manner.

(f) Consultant represents that it is engaged in the financial consulting business. Consultant further represents that it is not in the business of raising money. Consultant represents that it intends to remain in the financial consulting business for the foreseeable future.

(g) Consultant represents to the Company that it has not in the past two (2) years and is not presently in the business of raising money and that there has been no broker or finder involved in any manner in connection with the introduction of the investors to the Company, other than the Consultant, and agrees to indemnify the Company against, and hold the Company harmless from, any claim made by any other party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements, or understanding made by Consultant.

(h) Neither Wasserman nor any entity controlled by Wasserman has been involved in any legal proceeding listed in Item 401(f) of Regulation SK.

11. Confidentiality. Consultant and Wasserman agree to regard and preserve as confidential at all times during Consultant's retention by the Company and thereafter all Confidential Information (as defined below) pertaining to the Company's business that has been or may be obtained by Consultant or Wasserman in the course of this retention by the Company whether Consultant or Wasserman has such information in memory or in writing or other physical form. Neither Consultant nor Wasserman will, without written authority from the Company to do so, use for its or his benefit or purposes or disclose to others for any reason, either during the Term or thereafter, except as required by the Services hereunder, any Confidential Information connected with the business of the Company. This provision shall not apply to Confidential Information known to Consultant or Wasserman prior to Consultant's retention hereunder, or after the Confidential Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

For purposes of this Agreement, “Confidential Information” shall mean any information relating to the business of the Company or any of its affiliates that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all plans, proposals, computer programs, business, marketing and sales plans and strategies, financial information, costs, research information, pricing information, customer and vendor identity, records, files and information, and all methods, concepts, information, knowledge and ideas reasonably related to the business of the Company.

12. Competition; Nonsolicitation; Nondisparagement.

(a) During the Term of this Agreement (as extended by the parties pursuant to Section 2) and for a period of one (1) year following the termination of this Agreement, the Consultant will not, without the prior written consent of the Company, engage in “Competition” with the Company. For purposes of this Agreement, “Competition” shall be defined as engaging in or carrying on any enterprise or business activity (directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or other business entity) relating to or that is competitive with the business of the Company.

(b) The Consultant hereby covenants and agrees that, during the Term (as extended pursuant to Section 2) and for a period of two (2) years following the termination of this Agreement, the Consultant will not solicit or induce .any customer or client of the Company to terminate or otherwise to cease, reduce, or diminish in any way its relationship with the Company.

(c) The Consultant hereby covenants and agrees that, during the Term (as extended pursuant to Section 2) and for a period of two (2) years following the termination of this Agreement, it will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or any recruit, candidate, or applicant for employment with the Company to give up, or to not commence, employment or a material or exclusive business relationship with the Company.

(d) The Consultant agrees that, during the Term (as extended pursuant to Section 2) and for a period of two (2) years following the termination of this Agreement, it will not engage in any conduct that is injurious to the reputation(s) and interest(s) of the Company and/or the Company's past or present directors, officers, agents, fiduciaries, trustees, administrators, employees or assigns, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company and/or any of the foregoing individuals. For purposes of this Agreement, the term “disparage” includes without limitation, making any statement that would adversely affect in any manner the conduct of the Company's business(es), the business reputation of the Company and/or any of the foregoing individuals, and/or the personal reputation of any of the foregoing individuals.

(e) If any of the foregoing provisions of this Section 12 is found by any court, agency or arbitrator of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f) The Consultant acknowledges and agrees that any violation of any of the covenants of this Section 12 shall constitute a material breach of this Agreement and further acknowledges and agrees the remedy at law available to the Company for any such breach would be inadequate and that damages flowing from such breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Consultant acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of its violation of such covenants and demonstration of a reasonable likelihood of actual damage, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

13. Indemnification. The Company agrees to indemnify, defend and hold Consultant and its employees, agents and affiliates harmless from and against any and all loss, claim, damage, liability and expense (including, without limitation, all reasonable costs of investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Consultant may become subject under the United States or foreign securities laws, any applicable statute or regulation of any jurisdiction at common law (whether tort, contract or any other basis), or which may result from any claim or allegation that the Company has infringed the intellectual property rights of any third party, or which may otherwise result from the Company's willful misconduct or gross negligence as per the attached separate Indemnification Agreement included as Exhibit C.

14. Assignment. This Agreement may not be assigned or delegated by Consultant without the prior written consent of the Company.

15. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any future breach of any provision(s) in this Agreement.

16. Severability. The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

17. Complete Agreement; Modification. This Agreement sets forth the entire agreement between the parties relative to the subject matter herein. Modification or amendment of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19. Notices. All notices pertaining to this Agreement shall be in writing and transmitted either by (a) personal hand delivery, (b) certified or registered mail, return receipt requested, or (c) reputable overnight courier service. All notices shall be sent to the following addresses unless either party gives written notice of a change of address:

If to the Company:	ContinuityX Solutions, Inc. 610 State Route 116 Metamora, Il 61548
If to Consultant:	BAW Holdings Corp. 100 Quentin Roosevelt Blvd Garden City, New York 11530 Attn: Brian A. Wasserman

20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY: ContinuityX Solutions, Inc.
By:	/s/ David Godwin
, CEO

THE COMPANY: BAW Holdings Corp.
By:	/s/ Brian Wasserman
Brian A. Wasserman

/s/ Brian Wasserman
Brian A. Wasserman, individually

Exhibit A

List of Services

1.
Review of historical and current financial statements — including help in review and preparation of monthly, quarterly and annual financial statements (including full GAAP audited financials footnotes)

a.  Work with the independent auditors for the preparation and completion of the audited statements
b.  Consultant will cause Wasserman to prepare and execute as Chief Financial Officer all SEC documents required to be filed by the Company, to the extent the filing requires such execution by the Company's Chief Financial Officer

2.	Mr. Wasserman, in his capacity as Chief Financial Officer, will perform all duties normally associated with that of a Chief Financial Officer, including without limitation:

a. Responsibility for any and all financing matters for the Company and its subsidiaries including but not limited to debt, equity or other financings, whether through the public markets or in private transactions, or otherwise, including the negotiation and consummation of all of the foregoing.

b. Review of annual and quarterly budgets and related matters.

c. Supervise and administer, as appropriate, all accounting/financial duties and related functions on behalf of the Company for its operations and business matters (including control of the Company’s cash, checking accounts, revenue receipts, disbursements, bookkeeping, accounts, ledgers, billings, payroll and related matters).

d. Supervise and manage, as appropriate, all SEC filing obligations.

e. Other similar items.

3.	Review, recommendations and monitoring of the Company's accounting and internal control system

4.	Review of the Company's debt and equity capitalization

5.	Preparation and review of 3 year P&L and Cash Flow forecast

f.  Preparation of a sales forecasting model
g. Preparation of an expense structure model

6.	Preparation and review of 3 year Balance Sheet forecast

7.	Review of Company treasury function including insurance coverage, banking relationships, cash management and bill paying

8.	Introductions to strategic partners and investment banking firms

9.	Recruiting and building the Company's management team

CONTINUITY X, INC.

CFO JOB DESCRIPTION

Reposts directly & CEO and Board of Directors

1. Strategy

• As a true business partner, assess organizational performance against both the budget and long-term strategy.
•  Develop told and systems to provide critical financial and operational information to the CEO and make actionable recommendations on both strategy and operations
•  Engage the board finance, audit, and investment committees around issues, trends, and changes in business model & operational delivery.
•  Oversee long-term budgetary planning and costs management in alignment with company strategic plan.

2. Financial Planning and Analysis

• Oversee the preparation of regular financial planning reports; Monthly profit and loss forecast (vs. budget) - cash flow forecast.
• Complete analysis of financial results; Develop recommendations (strategic and tactical)
• Develop and execute analysis of various business initiatives (e.g., opening new operations, asset acquisition, new service launches.)
• Develop and maintain capital budget and investor capitalization plan.
• Lead and Participle in calls with Lenders and Investors.

3. Finance

• Oversee financing strategies and activities, reporting and analysis
• Develop and utilize forward-looking, predictive models and activity-based financial analyses to provide insight into the organization’s operations and business plans.
• Coordinate the development and monitoring of budgets.
• Develop financial business plans and forecasts.
• Participate in corporate policy development as a member of the senior   management team.

4. Accounting and Administration

• Oversee the accounting department to ensure proper maintenance of all accounting systems and function; ensure maintenance of appropriate internal controls and financial procedures.
• Ensure timeliness, accuracy, and usefulness of financial and management reporting for federal and state funders, foundations, and company nonprofit’s board of directors; oversee the preparation and communication of monthly and annual financial statements.
• Coordinate audits and proper filing tax returns.

ContinuityX, Inc. Part-Time CFO Sear DRAFT DESCRIPTION:

Seeking a part-time Chief Financial Officer for fast-growing Company preparing for a public market reverse merger and capitalization. ContinuityX is a corporation that provides consulting services and management of business continuity, virtual/cloud hosting, managed equipment and storage, monitoring, VoIP and voice needs. Our mission is to provide our clients with business continuity and disaster recovery solutions faster, more efficiently, and more cost effectively. We achieve that goal through our unique consultative approach.

We are seeking an expert that can lead his/her talents part-time and help with maximizing the cash on hand, improving the amount of profits that are received, and helping companies to optimize their time within the public market

The main responsibilities that ill be performed by the part-time CFO include overseeing all of the company’s financial and accounting practices, This can include such jobs as preparing the budgets, dealing with the taxes and all of the audit functions. It includes developing systems and tools to give the CEO and Board of Directors vital information about the finances as well as give recommendations on the operation of the company and strategies.

The part-time CFO will be available to oversee the planning of the budget and design a strategic plan for the cost management of the company. Other duties of the part-time CFO include managing the cash flow of the company and forecasting where the profits will go, and will help the Executive Team optimize the relationships that the company has with the bank and investors.

We are seeking a seasoned CFO that can also help teach and develop the knowledge of the staff within the company so that when their work is done, the staff can continue with the proper financial workings. Starting pay-range negotiable on expertise and expected and expected hands-on process.

Exhibit B

 OPTION AGREEMENT

AGREEMENT dated as of the 16th day of August, 2012, by and among ContinuityX Solutions, Inc., a Delaware corporation, with an office located at 610 State Route 116, Metamora, Illinois 61548 (the "Company"), BAW Holdings Corp., A New York corporation, with an office located at 100 Quentin Roosevelt Blvd., Garden City, New York 11530 (“BAW”) and Brian A. Wasserman (“Wasserman”; Wasserman and BAW jointly, the "Optionees").

WITNESSETH:

WHEREAS, the Optionees are executing a Consulting Agreement (the “Consulting Agreement”) with the Company  simultaneously with the execution of this Agreement;

WHEREAS, the Company desires to provide additional incentive to the Optionees to utilize the Optionees’ utmost efforts to contribute to the Company's future success and prosperity by affording BAW an opportunity to purchase shares of its common stock (the "Common Shares"), subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged,

IT IS AGREED:

1.              Recitals.  The parties hereby adopt as part of this Agreement each of the recitals which is contained above in the aforesaid clauses, and agree that such recitals shall be binding upon the Parties hereto by way of contract and not merely by way of recital or inducement; and such clauses are hereby confirmed and ratified as being true and accurate by each Party as to itself and himself.

2.              Non- Incentive Stock Options.  BAW shall receive Options (as hereinafter defined) pursuant to this Agreement to purchase shares of Common Stock of the Company.  BAW acknowledges that the options do not qualify as Incentive Stock Options, pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

3.              Grant of Option.  The Company hereby irrevocably grants to the BAW the option ("Option"), to purchase all or any part of an aggregate of two million seven hundred twenty thousand (2,720,000) shares of Common Stock of the Company (the "Option Shares") (such number being subject to adjustment as provided in Article "11" of this Agreement), upon the terms and conditions set forth in this Agreement.

4.              Vesting.  The Option Shares shall vest as follows:

A.           453,333 Options Shares shall vest on August 16, 2012;

B.           453,333 Option Shares shall vest on December 31, 2012;

C.           453,333 Option Shares shall vest on June 30, 2013;

D.           453,333 Option Shares shall vest on December 31, 2013;

E.           453,334 Option Shares shall vest on June 30, 2014; and

F.           453,334 Option Shares shall vest on December 31, 2014

5.              Exercise Price.  The exercise price of the Option Shares shall be $0.183 per share.

6.              Term of Options.  The Options shall be exercisable for a period of five (5) years commencing on the date upon which the applicable Options Shares shall vest (the "Term"), subject to earlier termination as provided in Articles "7" and "10" of this Agreement.  The Options may be exercised, subject to earlier termination as set forth in the preceding sentence of this Article "6" of this Agreement, at any time or from time to time, as to any part of, or all the shares, covered thereby; provided, however, that the Options may not be exercised as to less than 1,000 shares at any one time (or the remaining shares then purchasable under the Options, if less than 1,000 shares).  The purchase price of the shares as to which the Options shall be exercised shall be paid in full by bank or certified check as set forth in Article "12" of this Agreement.

7.              Termination of the Company.  The Company shall endeavor to provide the Optionees with written notice (the “Notice”) not less than thirty (30) days prior to the occurrence of any of the following events: the existence of the Company is to be terminated by reason of the dissolution, liquidation, merger or the consolidation of the Company or a sale of all or substantially all of the assets of the Company.  The Options shall expire upon the date of the occurrence of the later of (A) any of such events or (B) thirty (30) days after the Notice, and shall not be exercisable thereafter; provided, however, that the Board of Directors may, in its sole and absolute discretion, extend the expiration date.

8.              Nontransferability.  The Options shall not be transferable.  More particularly (but without limiting the generality of the foregoing), the Options may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation, or other disposition of any Options contrary to the provisions in this Agreement, and the levy of any execution, attachment, or similar process upon any of the Options, shall be null and void and without effect.

9.               Investment Representation.  The Optionees represents that any and all of the Option Shares shall be acquired for investment only and without a view to the resale or distribution thereof.  Certificate(s) for the Option Shares issued upon the exercise of the Options shall bear the following legend:

"The Shares which are represented by this Certificate have not been registered under the Securities Act of 1933, as amended.  These securities have been acquired for investment purposes only and not with a view to distribution or resale, and may not be sold, transferred, made subject to a security interest, pledged, hypothecated or  otherwise disposed of unless and until registered under the Securities Act of 1933, as amended, or on an opinion of counsel for the Company, that registration is not required under such Act."

The Company may also issue "stop transfer" instructions with respect to Common Shares acquired by the exercise of the Options.

10.            Termination of Consulting Agreement.  If the Optionees’ position as  a consultant of the Company shall be terminated, the Options which have vested may be exercised by BAW (to the extent that it shall have been entitled to do so at the termination of its Consulting Agreement) up to and including the date which is the earlier of: (A) three (3) months after the date of such termination, or (B) the date which is five (5) years after the date each option was granted.

11.            Changes in Capital Structure.  If all or any portion of the Options shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date of this Agreement, as a result of which shares of any class shall be issued with respect to outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Options shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date of this Agreement) had been purchased at the date of this Agreement for the same aggregate price (on the basis of the price per share set forth in  Article "5" of this Agreement, as the case may be) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.  No adjustment shall be made in the minimum number of shares which may be purchased at any one time, as fixed by Article "6" of this Agreement.

12.            Method of Exercising Options.  Subject to the terms and conditions of this Agreement, the Options may be exercised by written notice to the Company, at the offices of the Company, pursuant to Paragraph "C" of Article "18" of this Agreement.  Such notice shall state the election to exercise the Options and the number of shares with respect to which it is being exercised, and shall be signed by the person or persons so exercising the Options.  Such notice shall either:  (A) be accompanied by payment of the full purchase price of such shares together with any required Federal income tax or other withholding amount, in which event the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice and payment shall be received; or (B) fix a date (not less than five nor more than ten business days from the date such notice shall be received by the Company) for the payment of the full purchase price of such shares at the offices of the Company, against delivery of a certificate or certificates representing such shares.  Payment of such purchase price shall, in either case, be made by bank or certified check or by any combination of such methods of payment payable to the order of the Company.  The certificate or certificates for the shares as to which the Options shall have been so exercised shall be registered in the name of the person or persons so exercising the Options and shall be delivered as provided above to or upon the written order of the person or persons exercising the Options. The Options shall be considered exercised as to the shares purchased on the day of receipt of such notice, or if such day is not a business day, on the next succeeding business day.  In the event the Options shall be exercised by any person or persons other than BAW, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Options.  All Option Shares that shall be purchased upon the exercise of the Options as provided in this Agreement shall be fully paid and nonassessable.

13.            Availability of Common Shares.  The Company shall at all times during the Term of the Options reserve and keep available such number of Common Shares as shall be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

14.            Compliance with Law and Approval of Regulatory Bodies.  No Options shall be exercisable, no Option Shares shall be issued, no certificates for Option Shares shall be delivered and no payment shall be made under this Option Agreement except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements).  The Company shall have the right to rely upon an opinion of its counsel as to such compliance.  Any certificate issued to evidence Option Shares awarded may bear such legends and statements as the Company may deem advisable to assure compliance with federal and state laws and regulations. No Options shall be exercisable, no Option Shares shall be issued, no certificates for Option Shares shall be delivered and no payment shall be made under this Option Agreement until the Company has obtained such consent or approval as it may deem advisable from regulatory bodies having jurisdiction over such matters.

16.            No Rights in Option Shares.  The Optionees shall have none of the rights of a stockholder with respect to Option Shares covered by the Options granted in this Agreement until Common Shares shall be issued to BAW upon exercise of the Options.

17.            Not a Contract of Continued Retainer of Services.  Nothing contained in this Agreement shall be deemed to confer upon the Optionees any right to remain in the retention of the Company.

18.            Miscellaneous.

A.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.           Enforceability.  If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained in this Agreement.

C.           Notices.  Any notice or other communication required or permitted pursuant to this Agreement must be in writing and sent by either (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) electronic mail (“E-mail”) or facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Company:	ContinuityX Solutions, Inc.
610 State Route 116
Metamora, Illinois 61548
Attention: Mr. David Godwin, President
E-mail address: dgodwin@continuityx.com

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, New York 10022
Attention: Frederick M. Mintz, Esq.
E-mail address: FMM@mintzfraade.com

If to the Optionees:	BAW Holdings Corp.
100 Quentin Roosevelt Boulevard
Garden City, New York 11530
Attention: Mr. Brian A. Wasserman
E-mail address: wassermanb@me.com

With a copy to:	Moritt Hock & Hamroff LLP
400 Garden City Plaza – Suite 202
Garden City, New York 11530
Attention:Randy S. Zelin, Esq.

or in each case to such other address, E-mail address and facsimile number as shall have last been furnished by like notice.  If all of the methods of notice set forth in this Paragraph “C” of this Article “18” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the following applicable dates:

(i)           If sent by mail, five (5) days after the later of sending by (a) certified mail, postage prepaid, return receipt requested or (b) first class mail.

(ii)           If sent by overnight delivery, as of the date of delivery with confirmation of delivery.

(iii)           If sent by E-mail or facsimile, either: (a) as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by E-mail or facsimile or (b) if a copy thereof is not mailed by first class mail on the date sent by E-mail or facsimile, then five (5) days after sending by first class mail.

D.          Governing Law & Jurisdiction. In view of the fact that: (i) the Company was formed pursuant to the laws of the State of Delaware; (ii) BAW was formed pursuant to the laws of the State of New York; (iii) Wasserman is a resident of the State of New York; (iv) the principal place of business of the Company is located in the State of Illinois; (vi) the principal office of BAW is located in the State of New York; and (vi) the Company does business throughout the United States, in order to avoid the question of which state law shall be applicable, the parties agree that:

(i)           This Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.

(ii)           In addition, the Parties agree that pursuant to Section 5-1401 of the General Obligations Law of New York, if applicable, this Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.

(iii)           The parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in New York, New York.  Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York.

(iv)           In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the Courts in the County of New York, State of New York as properly having venue for any proceeding to confirm and enter judgment upon any such arbitration award.  The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of New York in any action or proceeding to enforce the arbitration award, waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, to the addresses which are set forth in Paragraph “C” of this Article “18” of this Agreement or in each case to such other addresses as shall have last been furnished by the like notice. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(v)           The parties agree that the prevailing party in any arbitration as determined by the arbitrator shall be entitled to such costs and attorney’s fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrator's determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom.  In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing signed by the other party by fifteen (15%) percent or more.  For example, if the party initiating arbitration (“A”) seeks an award of $10,000 plus costs and expenses, the other party (“B”) has offered A $5,000 prior to the commencement of the arbitration proceeding, and the arbitrator awards any amount less than $5,750 to A, the arbitrator should determine that B has “prevailed.”

(vi)           The arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  It shall also have no power to award (a) damages inconsistent with any applicable agreement between the parties or (b) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

(vii)           Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitrator upon a showing of substantial need by the party seeking discovery.

(viii)           All aspects of the arbitration shall be treated as confidential.  The parties and the arbitrator may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York.  Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E.           Entire Agreement.  This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, excluding any agreements which are referred to in this Agreement or any of the documents or instruments required to be executed pursuant to this Agreement, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.  Each party to this Agreement agrees that, except for the representations and warranties contained in this Agreement, no party makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure of any documentation or other information with respect to any one or more of the foregoing.

F.           Equitable Relief.  The Optionees agree that damages may be an inadequate remedy for any breach of the terms and provisions of this Agreement and that the Company shall, whether or not it is pursuing any remedies at law, be entitled to equitable relief in the form of preliminary or permanent injunctions, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions.

G.           No Assignment. The parties hereby agree that the obligations under this Agreement shall not be transferred or assigned to any third parties without the prior written consent of each party to this Agreement.

H.          Further Assurances.  The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

I.            Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

J.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

K.          Facsimile and E-mail Signatures.  Any signature which is delivered via facsimile or via E-mail in portable document format (“.pdf”) shall be deemed to be an original and have the same force and effect as if such facsimile or .pdf signature were the original thereof.

L.           Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

M.         Binding upon Execution and Delivery. No party to this Agreement shall be bound hereby until fully executed counterparts to this Agreement have been executed by, and delivered to, each party, or their respective attorneys, by all other parties or their respective attorneys.

N.          Construction.  Each of the parties further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations; (ii) each counsel has had significant input in the development of this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

O.           Modifications.  This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by the Parties.

IN WITNESS WHEREOF the Company has caused this Option Agreement to be duly executed by its officers thereunto duly authorized, and the Optionees have hereunto set their hand and seal, all on the day and year first above written.

ContinuityX Solutions, Inc.

By: /s/David Godwin
David Godwin, President

BAW Holdings Corp.

By: /s/Brian Wasserman
Brian A. Wasserman, President

/s/Brian Wasserman
Brian A. Wasserman